UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2017

Natera, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37478	01-0894487
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Industrial Road, Suite 410

San Carlos, California 94070

(Address of principal executive offices, including zip code)

(650) 249-9090

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐                Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On January 31, 2017, Mr. Herm Rosenman tendered his resignation as the Chief Financial Officer of the Company, such resignation to be effective as of the close of business on January 31, 2017. Mr. Rosenman’s resignation was not a result of any disagreement with the Company on any matter relating to its operations, policies or practices.

(c) On January 31, 2017, the Company’s Board of Directors (the “Board”) appointed Mr. Michael Brophy, the Company’s current Senior Vice President, Finance and Investor Relations, as Chief Financial Officer effective as of February 1, 2017. As Chief Financial Officer, Mr. Brophy will serve as the Company’s principal financial and accounting officer.

Mr. Brophy, age 37, served as the Company’s Senior Vice President, Finance and Investor Relations since September 2016, and, prior to that, served as the Company’s Vice President, Corporate Development and Investor Relations since September 2015. Prior to joining the Company, Mr. Brophy served as an executive director from January 2014 to September 2015, and as a vice president prior to that, in the investment banking division at Morgan Stanley, where he focused on advising corporate clients in the life science tools and diagnostics sector. Mr. Brophy holds an M.B.A. from the University of California, Los Angeles and a Bachelor of Science in Economics from the United States Air Force Academy.

In connection with his appointment, the Company and Mr. Brophy entered into an amended letter agreement, pursuant to which Mr. Brophy’s annual base salary will be $330,000.  Subject to the approval of the Board, Mr. Brophy will also be eligible to participate in the Company’s management cash incentive plan, with an annual target bonus of up to 40% of Mr. Brophy’s base salary.

In addition, Mr. Brophy will enter into the Company’s standard indemnification agreement pursuant to which the Company will indemnify Mr. Brophy against certain expenses, including attorneys’ fees, judgments, fines and settlement amounts, incurred by him in any action or proceeding arising out of his services as an officer of the Company or any of the Company’s subsidiaries, to the fullest extent permitted by Delaware law, our certificate of incorporation and our bylaws.

There are no family relationships between Mr. Brophy and any director or executive officer of the Company, and Mr. Brophy does not have any related party transactions that are required to be disclosed.

(d) On January 31, 2017, the Board increased the authorized size of the Board to eight members, creating a vacancy on the Board.

On January 31, 2017, upon the recommendation of the nominating and corporate governance committee, the Board appointed Mr. Rosenman to serve as a member of the Board, effective as of the close of business on January 31, 2017, to fill such vacancy. Mr. Rosenman will serve as a Class II director, with an initial term expiring at the 2017 annual meeting of stockholders. There is no arrangement or understanding between Mr. Rosenman and any other persons pursuant to which Mr. Rosenman was elected as a director.

In connection with his appointment to the Board, Mr. Rosenman will be entitled to receive cash and equity compensation consistent with that of the Company’s other non-employee directors. Such compensation is described in Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 13, 2015.  However, Mr. Rosenman has agreed to waive such cash and equity compensation until such time as his restricted stock unit award fully vests, as described further in subsection (e) below.

Mr. Rosenman does not have any family relationships or related party transactions that are required to be disclosed.

A copy of the press release announcing the changes described in subsections (b), (c) and (d) is attached hereto as Exhibit 99.1.

(e)   A description of Mr. Brophy’s compensation for serving as Chief Financial Officer is described in subsection (c) above and incorporated herein by reference.

On January 31, 2017, in recognition of Mr. Rosenman’s service with the Company, the Board modified a restricted stock unit award granted to Mr. Rosenman on April 8, 2016, to provide for continued vesting of such award in connection with his service as a member of the Board. Such award vests in 12 equal monthly installments beginning on May 1, 2016.

Item 9.01.              Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release dated February 3, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Natera, Inc.

	By:	/s/ Matthew Rabinowitz
Matthew Rabinowitz
Chief Executive Officer, President, and Chairman (Principal Executive Officer)

Dated: February 3, 2017

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated February 3, 2017.